EXHIBIT 99

Puerto Rico Contact:
Juan C. Cruz,
Oriental Financial Group
(787) 771-6820
U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232

ORIENTAL FINANCIAL GROUP REPORTS RESULTS FOR THE SECOND
QUARTER ENDED JUNE 30, 2006
     SAN JUAN, Puerto Rico, September 22, 2006 — Oriental Financial Group Inc. (NYSE: OFG) today announced results for the second quarter ended June 30, 2006.
     Net income available to common shareholders totaled $1.32 million, or $0.05 per share diluted, compared to $6.85 million, or $0.28 per share diluted, in the March 2006 quarter and $9.40 million, or $0.37 per share diluted, in the June 2005 quarter. The year ago quarter reflects a $3.0 million reduction in non-cash compensation expense, which increased net income available to common shareholders for that period by $0.12 per share diluted. Book value per share at June 30, 2006 equaled $11.08, compared to $11.19 at March 31, 2006 and $10.88 at June 30, 2005. Stockholders’ equity totaled $340.3 million, versus $343.6 million at March 31, 2006 and $338.8 million at June 30, 2005.
     Total financial assets managed and owned amounted to $7.94 billion at June 30, 2006, compared with $7.61 billion at March 31, 2006 and $7.21 billion at June 30, 2005. Total loans, net were a record $1.15 billion, up 22.6% from the first quarter and 27.7% higher as compared with the year ago quarter. In line with the Group’s strategy, loans as a percentage of interest earning assets rose to 25% as of June 30, 2006, compared to 21% as of March 31, 2006 and 22% as of June 30, 2005.
     “Results in the second quarter continued to reflect significant increases in interest costs over the past year and a half, including the 2006 second quarter,” said José Rafael Fernández, President and CEO. “At the same time, we achieved continued strong performance in non-interest income as a result of a 22% increase in banking service revenues, a 25% rise in financial service revenues, and more than 5-fold growth in investment banking revenues, all compared to year ago levels. Financial and banking services are benefiting from our successful strategy to increase service levels and recurring revenues from new customers, expand relationships and business with existing customers, and cross selling. We also continued to benefit from cost control efforts, with non-interest expenses down 12.3% year over year, excluding the year-ago reduction in non-cash compensation.”

     “While mortgage production was challenging due to higher interest rates, a softer local economy and the Group’s loan-to-value standards, we were able to take advantage of our strong capital position to purchase $174.2 million in residential mortgage loans. Credit quality remained strong, with a 35.6% year over year decline in non-performing commercial loans and conservative loan to value ratios in our residential mortgage portfolio. Our favorable capital position also enabled the Group to continue to declare our $0.14 per share quarterly dividend.”
Unwinding of Interest Rate Swaps
     Mr. Fernández announced the Group’s Asset and Liability Management Committee (ALCO) decided in July 2006 to unwind interest rate swaps with an aggregate notional amount of $640 million, which had been designated as cash flow hedges and had maturity dates ranging from September 2010 to December 2010. Management concluded that it was beneficial to Oriental to lock-in the fair value of these swaps at approximately $11 million. The net gain of $11 million on this transaction will continue to be included in other comprehensive income, and will be reclassified into earnings during the originally remaining term of the swaps, starting in the September 2006 quarter and through December 2010, by reducing the interest expense on borrowings.
     ALCO will continue to actively monitor the Group’s swap program. At June 30, 2006, the Group had interest rates swaps with a notional amount of $1.3 billion of which $675 million mature in less than two years and $640 million in more than two years.
     Mr. Fernández noted the Group also is considering calling in December 2006 its $35 million of outstanding Oriental Financial (PR) Statutory Trust I redeemable preferred securities, which could result in annualized interest expense savings of $2.5 million.
Outlook
     “While we anticipate that results over the balance of 2006 will continue to be impacted by the interest rate increases during the most recent quarters, we are encouraged by indications of an improved interest rate environment that would benefit results in 2007,” Mr. Fernández said. “This would be aided by our program to transition our investment securities portfolio and funding sources, continued tight cost controls, and increasing banking and financial services revenues.”
Analysis of Second Quarter Income Statement
     Net interest income for the quarter amounted to $10.7 million for a Net Interest Margin (NIM) of 0.96%, compared to $15.2 million (NIM of 1.37%) in the March 2006 quarter and $19.3 million (NIM of 1.89%) in the June 2005 quarter. The decline in net interest income reflected the aforementioned higher rates on interest bearing liabilities, primarily short-term borrowings, which in the second quarter continued to increase faster than yields on interest earning assets.

     Interest income for the quarter totaled $56.9 million, an increase of 1.6% over the March 2006 quarter and 16.4% over the June 2005 quarter, while interest expense of $46.2 million increased 13.3% quarter over quarter and 56.1% year over year. Interest income from loans rose 12.7% over the March 2006 quarter and 22.6% over the June 2005 quarter, reflecting higher volume and yield, in part due to variable rate loans. Interest income from securities declined 2.9% from the March 2006 quarter, but increased 13.7% over the June 2005 quarter.
     Within non-interest income, total banking and financial service revenues amounted to $8.1 million, up 6.5% from the March 2006 quarter and 21.4% ahead of the June 2005 quarter. Financial service revenues of $4.1 million were approximately 25% greater than both the preceding and the year ago quarters. Banking service revenues totaled $2.5 million, up 15.4% and 21.7% from the preceding and year ago quarters, respectively. Investment banking revenues of $0.9 million compared to $1.7 million in the March 2006 quarter and $0.2 million in the year ago quarter, while mortgage banking activities of $0.6 million compare to $0.4 million in the preceding quarter and $1.2 million in the year ago quarter.
     “We’ve worked with our people to improve customer service and develop relationship selling and cross selling, and we are now beginning to benefit from these efforts,” said Mr. Fernández. “Second quarter financial services revenues were up across the board in trust, insurance, IRA, Keogh and brokerage. In banking, revenues benefited from our improved commercial banking platform for cash management for small to mid size businesses, and new retail deposit products.”
     Non-interest expenses totaled $14.8 million, compared to $14.9 million in the March 2006 quarter and $16.9 million in the June 2005 quarter (excluding non-cash compensation). Major reductions occurred in compensation, which totaled $5.6 million in the June 2006 quarter compared to $6.2 million in the March 2006 quarter and $7.4 million (excluding non-cash compensation) in the June 2005 quarter. Professional service, occupancy and communication fees also declined. Non-interest expenses declined despite higher accounting costs related to the Group’s change in its fiscal year; start-up expenses related to new and expanded branches; and acceleration of amortization of existing leasehold improvements as a result of the Group’s May 2006 move to new corporate offices, where most non-branch operations are now consolidated.
June 30, 2006 Balance Sheet Analysis
     Investment securities at June 30, 2006 were $3.49 billion, slightly higher than at March 31, 2006 and 8.2% above June 30, 2005. The nominal sequential change reflected the Group’s strategy of growing loans faster than investment securities.
     At June 30, 2006, mortgage loans were $887.6 million, up 30.8% sequentially and 41.2% year over year. Commercial loans, mainly secured by real estate, were $228.0 million, up 2.8% sequentially, but down 3.7% year over year. Consumer loans were $39.1 million, up 2.6% sequentially and 30.1% higher year over year.

     Loan production and purchases amounted to $262.2 million in the June 2006 quarter, up 183.0% sequentially and 118.0% year over year. Production totaled $88.1 million, up 3.6% from the March 2006 quarter, but 10.2% lower than a year ago. This reflected mortgage loans of $70.8 million versus $63.2 million in the March 2006 quarter and $78.0 million in the June 2005 quarter; commercial loans of $12.4 million versus $15.5 million in the March 2006 quarter and $13.5 million in the June 2005 quarter; and consumer loans of $4.8 million versus $6.3 million in the March 2006 quarter and $6.6 million in the June 2005 quarter.
     At June 30, 2006, borrowings of $3.23 billion were up 10.9% from the end of the preceding quarter and 24.8% from the end of the year ago quarter, reflecting increased use of repurchase agreements. Deposits totaled $1.21 billion, down 4.7% from March 31, 2006 and 3.1% from June 30, 2005. The decline reflected reduced IRA CD balances as the Group’s customers transferred funds into Oriental’s Diversified Growth IRA investment product, partially offset by the success of Oriental’s new savings account products.
Credit Quality
     Credit quality continued to be favorable. Provision for loan losses for the June 2006 quarter remained relatively stable at $0.9 million compared to $1.1 million in the March 2006 quarter and $0.9 million in the June 2005 quarter. The provision is based on an analysis by the Group of the credit quality and composition of its loan portfolio to maintain the allowance at an adequate level. Net charge offs also remained relatively small at $0.6 million (0.26% of average loans outstanding) for the June 2006 quarter versus $0.6 million (0.25%) for the March 2006 quarter and $1.3 million (0.69%) for the June 2005 quarter.
     At June 30, 2006, non-performing loans were $29.4 million, down 1.9% from March 31, 2006 and down 4.9% from June 30, 2005. Non-performing loans to total loans were 2.53%, compared to 3.16% in the March 2006 quarter and 3.39% in the June 2005 quarter.
Capital
     The Group continues to be well-capitalized, with ratios significantly above regulatory capital adequacy guidelines. At June 30, 2006, Tier 1 Leverage Capital Ratio was 9.39% (more than 2.3 times the minimum of 4.00%), Tier 1 Risk-Based Capital Ratio was 29.60% (more than 7.4 times the minimum of 4.00%), and Total Risk-Based Capital Ratio was 30.11% (more than 3.7 times the minimum of 8.00%).
     Mr. Fernández noted that, as previously announced, the reporting of June 2006 quarter results was delayed because of the extra time needed earlier this year to complete and file the Group’s 10-K report for the six-month transition period ended December 31, 2005. The current plan calls for the filing of the second quarter 10-Q report in October, with future periods back on a normal schedule.

About Oriental Financial Group
     Oriental Financial Group Inc. (www.OrientalOnline.com) is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 41st year in business, Oriental provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration through its wholly owned subsidiary, Caribbean Pension Consultants, Inc. The Group’s core businesses include a full range of mortgage, commercial and consumer banking services offered through 24 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services.
Forward-Looking Statements
     This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.
# # #

ORIENTAL FINANCIAL GROUP Financial Summary
(NYSE:OFG)	QUARTER ENDED				SIX-MONTH PERIOD ENDED
	30-Jun-06	30-Jun-05%		31-Mar-06	30-Jun-06	30-Jun-05%
Summary of Operations (in thousands, except per share data:)

Interest Income:
Loans	$18,311	$14,934	22.6%	$16,253	$34,564	$28,357	21.9%
Investment securities	38,583	33,942	13.7%	39,739	78,322	68,091	15.0%

Total interest income	56,894	48,876	16.4%	55,992	112,886	96,448	17.0%

Interest Expense:
Deposits	11,146	8,697	28.2%	10,498	21,644	16,320	32.6%
Securities sold under agreements to repurchase	31,128	17,583	77.0%	26,363	57,491	33,969	69.2%
Other borrowed funds	3,912	3,308	18.3%	3,919	7,831	6,461	21.2%

Total interest expense	46,186	29,588	56.1%	40,780	86,966	56,750	53.2%

Net interest income	10,708	19,288	-44.5%	15,212	25,920	39,698	-34.7%
Provision for loan losses	(947)	(850)	11.4%	(1,101)	(2,048)	(1,510)	35.6%

Net interest income after provision for loan losses	9,761	18,438	-47.1%	14,111	23,872	38,188	-37.5%

Non-Interest Income:
Financial service revenues	4,066	3,249	25.1%	3,252	7,317	6,419	14.0%
Banking service revenues	2,511	2,064	21.7%	2,176	4,687	3,893	20.4%
Investment banking revenues	852	162	425.9%	1,709	2,561	339	655.5%
Mortgage banking activities	634	1,168	-45.7%	436	1,070	2,241	-52.3%

Total banking and financial service revenues	8,063	6,643	21.4%	7,573	15,635	12,892	21.3%
Net (loss) gain on sale of securities	(8)	1,378	-100.6%	47	40	4,003	-99.0%
Net (loss) gain on derivatives	(23)	(1,866)	-98.8%	882	859	(4,670)	-118.4%
Other	(511)	282	-281.2%	451	(60)	311	-119.3%

Total non-interest income	7,521	6,437	16.8%	8,953	16,474	12,536	31.4%

Non-Interest Expenses:
Compensation and employees’ benefits	5,627	4,402 (1)	27.8%	6,173	11,801	7,697 (1)	53.3%
Occupancy and equipment	2,793	3,066	-8.9%	2,889	5,682	5,532	2.7%
Advertising and business promotion	1,300	1,420	-8.5%	1,066	2,366	2,907	-18.6%
Professional and service fees	1,601	1,777	-9.9%	1,624	3,225	3,614	-10.8%
Communication	395	410	-3.7%	447	843	786	7.3%
Loan servicing expenses	509	430	18.4%	455	964	831	16.0%
Taxes, other than payroll and income taxes	573	471	21.7%	600	1,173	934	25.6%
Electronic banking charges	494	543	-9.0%	468	962	1,060	-9.2%
Printing, postage, stationery and supplies	359	207	73.4%	186	544	416	30.8%
Insurance	219	188	16.5%	213	432	375	15.2%
Other	914	979	-6.6%	762	1,675	1,888	-11.3%

Total non-interest expenses	14,784	13,893	6.4%	14,883	29,667	26,040	13.9%

Income before income taxes	2,498	10,982	-77.3%	8,181	10,679	24,684	-56.7%
Income tax (benefit) expense	(21)	377	-105.6%	131	110	(2,294)	-104.8%

Net income	2,519	10,605	-76.2%	8,050	10,569	26,978	-60.8%
Less: Dividends on preferred stock	(1,201)	(1,202)	-0.1%	(1,200)	(2,401)	(2,401)	0.0%

Income available to common shareholders	$1,318	$9,403	-86.0%	$6,850	$8,168	$24,577	-66.8%

EARNINGS PER SHARE
Earning per common share (basic)	$0.05	$0.38	-86.8%	$0.28	$0.33	$1.00	-67.0%

Earning per common share (diluted)	$0.05	$0.37	-86.5%	$0.28	$0.33	$0.96	-65.6%

Dividends declared per common share	$0.14	$0.14	0.0%	$0.14	$0.28	$0.28	0.0%

Average shares outstanding	24,599	24,847	-1.0%	24,613	24,608	24,571	0.2%
Average potential common shares-options	106	601	-82.4%	137	128	1,104	-88.4%

Total average shares outstanding and equivalents	24,705	25,448	-2.9%	24,750	24,736	25,675	-3.7%

Common shares outstanding at end of period				24,620	24,578	24,876	-1.2%

Book value per common share				$11.19	$11.08	$10.88	1.8%

PERFORMANCE RATIOS:
Return on assets	0.22%	1.01%	-78.2%	0.70%	0.92%	1.29%	-28.7%

Return on common equity	1.94%	13.86%	-86.0%	9.94%	7.93%	18.22%	-56.5%

Efficiency ratio	78.76%	53.00%	48.6%	65.32%	71.39%	49.52%	44.2%

Leverage capital ratio				9.67%	9.39%	10.88%	-13.7%

Tier 1 risk-based capital				33.88%	29.60%	36.77%	-19.5%

Total risk-based capital				34.44%	30.11%	37.48%	-19.7%

(1)	Compensation and employees’ benefits was decreased by $2,963 for the quarter ended June 30, 2005 and $6,288 for the six-month period ended June 30, 2005, reflecting the non-cash compensation benefit related to certain stock option awards with anti-dilutive provisions.

SELECTED FINANCIAL DATA AT PERIOD-END	As of	As of			As of
	31-Mar-06	30-Jun-06	30-Jun-05%		31-Dec-05

Cash and due from banks	$13,227	$35,237	$14,892	136.6%	$13,789

Interest-earning assets:
Investments:
Short term investments	70,288	35,722	39,791	-10.2%	63,480
Trading securities	320	368	265	38.9%	146
Investment securities available-for-sale, at fair value	1,088,613	1,200,244	1,029,720	16.6%	1,046,884
Investment securities held-to-maturity, at amortized cost	2,306,410	2,243,219	2,134,746	5.1%	2,346,255
Federal Home Loan Bank (FHLB) stock, at cost	19,403	18,269	27,058	-32.5%	20,002

Total investments	3,485,034	3,497,822	3,231,580	8.2%	3,476,767

Loans:
Mortgage loans	678,421	887,620	628,411	41.2%	640,197
Commercial loans, mainly secured by real estate	221,693	228,008	236,668	-3.7%	228,163
Consumer loans	38,089	39,074	30,027	30.1%	35,483

Loans receivable, gross	938,203	1,154,702	895,106	29.0%	903,843
Less: Deferred loan fees, net	(2,801)	(2,827)	(2,970)	-4.8%	(2,851)

Loans receivable	935,402	1,151,875	892,136	29.1%	900,992
Allowance for loan losses	(7,160)	(7,501)	(6,495)	15.5%	(6,630)

Loans receivable, net	928,242	1,144,374	885,641	29.2%	894,362
Mortgage loans held for sale	12,998	9,564	17,963	-46.8%	8,946

Total loans, net	941,240	1,153,938	903,604	27.7%	903,308

Total interest-earning assets	4,426,274	4,651,760	4,135,184	12.5%	4,380,075

Securities sold but not yet delivered	1,192	1,712	1,034	65.6%	44,009
Accrued interest receivable	29,539	31,313	23,735	31.9%	29,067
Premises and equipment, net	15,307	17,358	15,269	13.7%	14,828
Deferred tax asset, net	13,845	14,861	6,191	140.0%	12,222
Foreclosed real estate	4,312	4,379	4,186	4.6%	4,802
Other assets	60,402	77,044	46,374	66.1%	48,157

Total assets	$4,564,098	$4,833,664	$4,246,865	13.8%	$4,546,949

Interest-bearing liabilities:
Deposits:
Demand deposits	$144,274	141,260	$152,165	-7.2%	$146,623
Savings accounts	107,869	171,034	93,925	82.1%	82,641
Certificates of deposit	1,021,398	901,553	1,006,807	-10.5%	1,069,304

Total deposits	1,273,541	1,213,847	1,252,897	-3.1%	1,298,568

Borrowings:
Federal funds purchased and other short term borrowings	13,811	17,098	12,310	38.9%	4,455
Securities sold under agreements to repurchase	2,513,986	2,856,361	2,191,756	30.3%	2,427,880
Advances from FHLB	300,000	285,500	300,000	-4.8%	313,300
Subordinated capital notes	72,166	72,166	72,166	0.0%	72,166
Term notes	15,000	15,000	15,000	0.0%	15,000

Total borrowings	2,914,963	3,246,125	2,591,232	25.3%	2,832,801

Total interest-bearing liabilities	4,188,504	4,459,972	3,844,129	16.0%	4,131,369

Securities and loans purchased but not yet received	1,233	7,541	22,772	-66.9%	43,354
Accrued expenses and other liabilities	30,751	25,868	41,209	-37.2%	30,435

Total liabilities	4,220,488	4,493,381	3,908,110	15.0%	4,205,158

Preferred Equity	68,000	68,000	68,000	0.0%	68,000

Common Equity:
Common stock	25,365	25,370	25,104	1.1%	25,350
Additional paid-in capital	208,581	208,620	206,804	0.9%	208,454
Legal surplus	36,780	37,114	33,893	9.5%	35,863
Retained earnings	54,825	52,368	46,705	12.1%	52,340
Treasury stock, at cost	(10,240)	(10,779)	(3,368)	220.0%	(10,332)
Accumulated other comprehensive loss	(39,701)	(40,410)	(38,383)	5.3%	(37,884)

Total common equity	275,610	272,283	270,755	0.6%	273,791

Stockholders’ equity	343,610	340,283	338,755	0.5%	341,791

Total liabilities and stockholders’ equity	$4,564,098	$4,833,664	$4,246,865	13.8%	$4,546,949

Number of financial centers	24	24	23		24

Trust Assets Managed	$1,877,958	$1,933,912	$1,823,292	6.1%	$1,875,300
Broker-Dealer Assets Gathered	1,170,639	1,172,726	1,135,115	3.3%	1,132,286

Total Assets Managed	3,048,597	3,106,638	2,958,407	5.0%	3,007,586
Assets owned	4,564,098	4,833,664	4,246,865	13.8%	4,546,949

Total financial assets managed and owned	$7,612,695	$7,940,302	$7,205,272	10.2%	$7,554,535

SELECTED FINANCIAL DATA AT PERIOD-END	QUARTER ENDED				SIX-MONTH PERIOD ENDED
	30-Jun-06	30-Jun-05%		31-Mar-06	30-Jun-06	30-Jun-05%
CREDIT DATA
Net credit losses:
Mortgage	$178	$911	-80.5%	$199	$377	$1,663	-77.3%
Commercial	119	170	-29.7%	18	137	482	-71.6%
Consumer	308	254	21.3%	354	662	436	51.8%

Total net credit losses	$605	$1,335	-54.7%	$571	$1,176	$2,581	-54.4%

Net credit losses to average loans outstanding	0.26%	0.69%	-62.3%	0.25%	0.52%	1.35%	-61.5%

Allowance for loan losses				$7,160	$7,501	$6,495	15.5%

Allowance coverage ratios:
Allowance for loan losses to total loans				0.75%	0.64%	0.70%	-8.5%

Allowance for loan losses to non-performing loans				23.91%	25.55%	21.05%	21.4%

Allowance for loan losses to non-residential non-performing loans				140.17%	213.58%	139.02%	53.6%

Non-performing assets summary:
Mortgage				$24,833	$25,847	$26,184	-1.3%
Commercial, mainly real estate				4,824	2,930	4,549	-35.6%
Consumer				284	582	123	373.2%

Non-performing loans				29,941	29,359	30,856	-4.9%
Foreclosed properties				4,312	4,379	4,186	4.6%

Non-performing assets				$34,253	$33,738	$35,042	-3.7%

Non-performing loans to total loans				3.16%	2.53%	3.39%	-25.4%

Non-performing loans to total assets				0.66%	0.61%	0.73%	-16.4%

Non-performing assets to total assets				0.75%	0.70%	0.83%	-15.4%

Loan Production and Purchases Summary:
Mortgage loans production	$70,844	$77,950	-9.1%	$63,197	$134,041	$140,497	-4.6%
Mortgage loans purchased	174,162	22,187	685.0%	7,655	181,817	37,816	380.8%

Total mortgage	245,006	100,137	144.7%	70,851	315,857	178,313	77.1%

Commercial loans production	12,447	13,530	-8.0%	15,546	27,993	43,812	-36.1%
Commercial loans purchased	—	—	0.0%	—	—	46,840	-100.0%

Total commercial	12,447	13,530	-8.0%	15,546	27,993	90,652	-69.1%

Consumer	4,780	6,604	-27.6%	6,262	11,043	11,112	-0.6%

Total loan production and purchases	$262,234	$120,271	118.0%	$92,659	$354,893	$280,078	26.7%

TAX EQUIVALENT SPREAD
Interest-earning assets	5.08%	4.78%	6.3%	5.04%	5.06%	4.60%	10.0%
Tax equivalent adjustment	1.17%	1.03%	13.6%	1.18%	1.20%	1.01%	18.8%

Interest-earning assets — tax equivalent	6.25%	5.81%	7.6%	6.22%	6.26%	5.61%	11.6%
Interest-bearing liabilities	4.38%	3.10%	41.3%	3.96%	4.17%	2.93%	42.3%

Tax equivalent interest rate spread	1.87%	2.71%	-31.0%	2.26%	2.09%	2.68%	-22.0%

Tax equivalent interest rate margin	2.13%	2.92%	-27.1%	2.55%	2.36%	2.90%	-18.6%

NORMAL SPREAD
Investments	4.40%	4.24%	3.8%	4.52%	4.46%	4.09%	9.0%
Loans	7.51%	6.73%	11.6%	7.05%	7.29%	6.54%	11.5%

Interest-earning assets	5.08%	4.78%	6.3%	5.04%	5.06%	4.60%	10.0%

Deposits	3.65%	2.87%	27.2%	3.39%	3.52%	2.71%	29.9%
Borrowings	4.68%	3.21%	45.8%	4.20%	4.45%	3.03%	46.9%

Interest-bearing liabilities	4.38%	3.10%	41.3%	3.96%	4.17%	2.93%	42.3%

Interest rate spread	0.70%	1.68%	-58.3%	1.08%	0.89%	1.67%	-46.7%

Interest rate margin	0.96%	1.89%	-49.2%	1.37%	1.16%	1.89%	-38.6%